EXHIBIT 11

                        SHOWPOWER, INC. AND SUBSIDIARIES
                     COMPUTATION OF INCOME PER COMMON SHARE
                        (In Thousands, Except Share Data)


                                                           Three Months
                                                          Ended March 31,
                                                  ------------------------------
                                                      1999               1998
                                                  -----------        -----------
Net (loss) income                                 $      (748)       $        85

Weighted average
    shares outstanding                              3,293,075          1,913,080

Dilutive effect after application
    of treasury stock method

    Restricted shares                                       -            105,048
    Employee stock options                                  -                  -

Shares used in calculating
    diluted income per share                        3,293,075          2,018,128

Basic net (loss) income per share                 $     (0.23)       $      0.04

Diluted net (loss) income per share               $     (0.23)       $      0.04